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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. __________) *


                                 PETS.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    71676K109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  JULY 13, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     /X/  Rule 13d-1(c)

     / /  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not bee deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                               Page 1 of 6 pages

SEC 1745 (11-99)

                                  Schedule 13G

CUSIP No. 71676K109                                            Page 2 of 6 pages
--------------------------------------------------------------------------------


     1.   Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          PLDC, INC. (f/k/a PETSTORE.COM, INC.)
          52-2144598

--------------------------------------------------------------------------------

     2.   Check the Appropriate Box if a Member of a Group (See Instructions)

          (a)

          (b)

--------------------------------------------------------------------------------

     3.   SEC Use Only

--------------------------------------------------------------------------------

     4.   Citizenship or Place of Organization         DELAWARE

--------------------------------------------------------------------------------

Number of           5.   Sole Voting Power             3,700,587
Shares Bene-
ficially            ------------------------------------------------------------
Owned by Each
Reporting           6.   Shared Voting Power           -0-
Person With:
                    ------------------------------------------------------------

                    7.   Sole Dispositive Power        3,700,587

                    ------------------------------------------------------------

                    8.   Shared Dispositive Power      -0-

--------------------------------------------------------------------------------

     9.   Aggregate Amount Beneficially Owned by Each Reporting Person 3,700,587

     10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

     11. Percent of Class Represented by Amount in Row (11) 12.7% (BASED ON 29,224,236 TOTAL SHARES OUTSTANDING AS OF JUNE 7, 2000)

--------------------------------------------------------------------------------

     12.  Type of Reporting Person (See Instructions)  CO

--------------------------------------------------------------------------------

                                  Schedule 13G

CUSIP No. 71676K109                                            Page 3 of 6 pages
--------------------------------------------------------------------------------

ITEM 1.

     (a)  Name of Issuer

          PETS.COM, INC.

     (b)  Address of Issuer's Principal Executive Offices

          945 BRYANT STREET, SAN FRANCISCO, CALIFORNIA  94103

ITEM 2.

     (a)  Name of Person Filing

          PLDC, INC. (f/k/a PETSTORE.COM, INC.)

     (b)  Address of Principal Business Office or, if none, Residence

          1545 PARK AVENUE, EMERYVILLE, CALIFORNIA 94608

     (c)  Citizenship

          DELAWARE

     (d)  Title of Class of Securities

          COMMON STOCK

     (e)  CUSIP Number

          71676K109

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  / /  An investment adviser in accordance with Section
               240.13d-1(b)(1)(ii)(E);

     (f)  / /  An employee benefit plan or endowment fund in accordance with
               Section 240.13d-1(b)(1)(ii)(F);

     (g)  / /  A parent holding company or control person in accordance with
               Section 240.13d-1(b)(1)(ii)(G);

     (h) / / A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

                                  Schedule 13G

CUSIP No. 71676K109                                            Page 4 of 6 pages
--------------------------------------------------------------------------------

ITEM 4.   OWNERSHIP.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          3,700,587

     (b)  Percent of class:

          12.7%

     (c)  Number of shares as to which the person has:

             (i)  Sole power to vote or to direct the vote

                       3,700,587

             (ii) Shared power to vote or to direct the vote

                       -0-

             (iii) Sole power to dispose or to direct the disposition of

                       3,700,587

             (iv) Shared power to dispose or to direct the disposition of

                       -0-

     INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE Section 240.13d-3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

     INSTRUCTION. Dissolution of a group requires a response to this item.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

     NOT APPLICABLE

                                  Schedule 13G

CUSIP No. 71676K109                                            Page 5 of 6 pages
--------------------------------------------------------------------------------

ITEM 10.  CERTIFICATION.

     (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

          NOT APPLICABLE

     (b) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  Schedule 13G

CUSIP No. 71676K109                                            Page 6 of 6 pages
--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 21, 2000


                                   PLDC, INC. (f/k/a PETSTORE.COM, INC.)


                                   By:  /s/ Joshua M. Newman
                                        ----------------------------------
                                   Name:     Joshua M. Newman
                                   Title:    CEO